                                                                     EXHIBIT 8.1

                                                                  (617) 439-2000

                               November 10, 1998

Eldorado Bancshares, Inc.
Board of Directors
24012 Calle de la Plata
Laguna Hills, CA 92653

    Re: Tax Opinion Regarding Certain Federal Income Tax Matters

Ladies and Gentlemen:

    In connection with the proposed merger (the "Transaction") of AVB Acquisition Co., Inc., a California corporation ("MergerSub") wholly-owned by Eldorado Bancshares, Inc., a Delaware corporation ("Eldorado") into Antelope Valley Bank, a California banking corporation ("Antelope") pursuant to the Agreement and Plan of Merger, dated as of September 16, 1998 by and between Eldorado and Antelope (the "Agreement"), you have requested our opinion regarding certain federal income tax matters related to the parties to the Transaction. Capitalized terms used in this letter and not otherwise defined herein have the meaning assigned to such terms in the Agreement.

    The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations (including established ruling positions of the Internal Revenue Service), and the legislative history as of the date hereof. There can be no assurance that these authorities will not be subject to future legislative, judicial or administrative changes that could affect the accuracy of the conclusions stated herein. These changes in applicable law could be retroactive in effect. By rendering this opinion, we undertake no responsibility to advise you of any such change or to update the conclusions contained in this opinion.

    In rendering our opinion we examined such records, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the Agreement (including all amendments made through the date hereof), the registration statement filed with the Securities and Exchange Commission on Form S-4 (File No. 333-65683) dated October 14, 1998 (the "Registration Statement") and such other documents and information provided by Eldorado, MergerSub and Antelope as we deemed relevant to our opinion.

    Eldorado, MergerSub and Antelope have each provided us with a certificate (the "Officers' Certificates"), executed by their duly appointed officers, respectively, setting forth certain representations relating to the Transaction and the manner in which Eldorado, MergerSub and Antelope have been owned and operated prior to the Transaction, and will be owned and operated after the Transaction. We have also relied on the statements in the Registration Statement and other documents relating to the Transaction (collectively with the Registration Statement and the Agreement, the "Documents") regarding the operation and ownership of Eldorado, MergerSub and Antelope. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification and that no action will occur from the date hereof until the Transaction that is inconsistent with such representations.

    We have assumed for the purposes of this opinion that: (1) the Transaction and related transactions contemplated by the Documents will be consummated in accordance with the Documents and as described in the Registration Statement (including satisfaction of all covenants and conditions therein without

Eldorado Bancshares, Inc.
November 10, 1998
Page 2

amendment or waiver thereof); (2) Eldorado, MergerSub, Antelope and any affiliated entities, have operated and will operate in accordance with their governing documents and applicable laws.

    We have also assumed in rendering the opinion set forth herein: (1) the genuineness of all signatures on documents we have examined; (2) the authenticity of all documents submitted to us as originals; (3) the conformity to the original documents of all documents submitted to us as copies; (4) the conformity of final documents to all documents submitted to us as drafts; (5) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (6) the accuracy and completeness of all records made available to us; (7) the factual accuracy of all representations, warranties and other statements made by all parties; and (8) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. Provided that: (a) the Transaction qualifies as a merger under applicable state law; (b) after the Transaction Antelope will hold substantially all of its assets and the assets of MergerSub; and (c) in the Transaction, the shareholders of Antelope will exchange an amount of stock constituting control of Antelope (within the meaning of Section368(c) of the Code) solely for Eldorado voting common stock, then the Transaction will constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. For purposes of this opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Antelope and MergerSub, respectively, held immediately prior to the Transaction.

    2. Antelope, MergerSub and Eldorado will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

    3. No gain or loss will be recognized by MergerSub on the transfer of its assets to and assumption of its liabilities by Antelope under Sections 361(a) and 357(a) of the Code.

    4. No gain or loss will be recognized by Antelope upon the receipt of the assets of MergerSub in exchange for the Antelope common stock under Section1032(a) of the Code.

    5. The basis of the assets of MergerSub acquired by Antelope will be the same in the hands of Antelope as the basis of such assets in the hands of MergerSub immediately prior to the exchange under Section362(b) of the Code.

    6. The holding period of the assets of MergerSub in the hands of Antelope will, in each instance, include the period during which the assets were held by MergerSub under Section1223(2) of the Code.

    7. No gain or loss will be recognized by Eldorado upon the receipt of Antelope stock in exchange for the stock of Eldorado under Section354(a)(1) of the Code.

    Other than as expressly stated above, we express no opinion on any issue relating to the Transaction. In particular, our opinion addresses the matters set forth above under U.S. federal income tax law only, and no opinion is expressed under the provisions of any foreign, state, or local tax law. Further, without our express written consent, the opinion expressed herein may not be relied upon by any persons other than those to whom it is addressed.

                                          Very truly yours,
                                          /s/ Nutter, McClennen & Fish, LLP
                                          NUTTER, McCLENNEN & FISH, LLP